Exhibit 2

FOR IMMEDIATE RELEASE

Contact:  Steven R. Hazelbaker, Chief Financial Officer &
          Treasurer
          (317) 931-7269


Meridian Insurance Group, Inc. Adopts Shareholder Rights Plan


Indianapolis, Indiana (September 18, 1998)--Meridian Insurance Group, Inc. (NASDAQ: MIGI) announced today that its Board of Directors has adopted a Shareholder Rights Plan. Under the Plan, rights will be distributed at the rate of one right for each common share of the Company held by shareholders of record as of the close of business on September 28, 1998. Initially, each right will entitle shareholders to buy one one-thousandth of a share of preferred stock at a purchase price of $75.00.

The rights generally will be exercisable only if a person or group acquires 20 percent or more of the Company's common shares or commences a tender or exchange offer which, upon consummation, would result in a person or group owning 20 percent or more of the Company's common shares. In that event, the rights not owned by such person or group will be exercisable for stock having a value of twice the purchase price or, at the Company's option, may be exchanged for an equal number of common shares of the Company. The rights generally may be redeemed at a price of one-half cent per right and will expire on September 18, 2008.

The Plan is similar to plans adopted by over 2,400 corporations throughout the country. It is intended to provide the Board of Directors with greater flexibility in responding to developments affecting control of the Company in a manner that is in the best interests of the Company and its shareholders.

President and Chief Executive Officer Norma J. Oman said, "The adoption of the Plan will ensure the Company's shareholders are protected from abusive takeover tactics, such as creeping tender offers or market accumulations, where shareholders may not receive their fair share of the long term value of the Company."

The Plan will be filed with the Securities and Exchange
Commission and will, together with a summary, be available from the Company upon the request of any shareholder.

Meridian Insurance Group, Inc. provides automobile, homeowners, farmowners, other personal lines of coverage, and commercial insurance. Meridian's insurance coverage is written in Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, North Dakota, Ohio, Pennsylvania, South Dakota, Tennessee, Washington, and Wisconsin.